Exhibit 3.3

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SPECIAL VOTING PREFERRED STOCK
OF
EXELA TECHNOLOGIES, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

EXELA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Second Amended and Restated Certificate of Incorporation, as amended (the “Second Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board”) has adopted the following resolution on May 19, 2022, creating a series of preferred stock, par value $0.0001 per share, of the Company designated as Special Voting Preferred Stock, which resolution remains in full force and effect on the date hereof:

RESOLVED, that, pursuant to the authority conferred upon the Board by the Second Amended and Restated Certificate of Incorporation and Section 151(g) of the DGCL, the Board hereby creates, authorizes and provides for the issuance of a series of preferred stock, par value $0.0001 per share, of the Company and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof are as follows:

1.            Designation and Amount; Ranking.

(a)            There shall be created from the 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Second Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “Special Voting Preferred Stock”, par value $0.0001 per share (the “Special Voting Preferred Stock”). The authorized number of Special Voting Preferred Stock shall initially be 1,000,000, which number the Board may from time to time increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Special Voting Preferred Stock then-outstanding). Shares of Special Voting Preferred Stock that are repurchased, redeemed or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series.

(b)            The Special Voting Preferred Stock, with respect to rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

2.            Definitions. As used herein, the following terms shall have the following meanings:

(a)            “Annual Meeting” means the Company’s 2022 annual meeting of stockholders, including any adjournments or postponements thereof, at which meeting the Stockholder Approval is sought.

(b)            “Board” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(c)            “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(d)            “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(e)            “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(f)            “Holder” or “holder” shall mean a holder of record of the Special Voting Preferred Stock.

(g)            “Issue Date” shall mean May 19, 2022, the original date of issuance of the Special Voting Preferred Stock.

(h)            “Junior Stock” shall mean the Common Stock and any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank junior to the Special Voting Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company.

(i)            “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(j)            “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Special Voting Preferred Stock as to dividend rights, and/or rights upon the liquidation, winding-up or dissolution of the Company.

(k)            “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(l)            “Preferred Stock Increase” means, subject to Stockholder Approval, the increase in the number of authorized shares of Preferred Stock of the Company by up to an additional 20,000,000 shares.

(m)            “Preferred Stock Increase Amendment” means the amendment to the Second Amended and Restated Certificate of Incorporation that effects the Preferred Stock Increase.

(n)            “Preferred Stock Increase Proposal” means the proposal to adopt the Preferred Stock Increase Amendment submitted for Stockholder Approval at the Annual Meeting.

(o)            “Redemption Date” shall have the meaning specified in Section 6.

(p)            “Reverse Stock Split” means, subject to Stockholder Approval, a reverse stock split of the outstanding shares of Common Stock that is effected by the Company’s filing of an amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which reverse stock split shall have a ratio of not less than 1-for-2 and not greater than 1-for-20.

(q)            “Reverse Stock Split Amendment” means the amendment to the Second Amended and Restated Certificate of Incorporation that effects the Reverse Stock Split.

(r)            “Reverse Stock Split Proposal” means the proposal to adopt the Reverse Stock Split Amendment submitted for Stockholder Approval at the Annual Meeting.

(s)            “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Special Voting Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company. The Series A Cumulative Convertible Perpetual Preferred Stock and the Series B Cumulative Convertible Perpetual Preferred Stock shall constitute Senior Stock.

(t)            “Stockholder Approval” means such approval at the Annual Meeting of the Preferred Stock Increase Proposal or the Reverse Stock Split Proposal, as applicable, in either case, as required by the laws of the State of Delaware by the stockholders of the Company.

(u)            “Voting Agreement” means that certain Subscription, Voting and Redemption Agreement by and between GP-HGM LLC and the Company.

(v)            “Voting Capital Stock” means the Capital Stock of the Company entitled to vote on the Preferred Stock Increase Proposal or the Reverse Stock Split Proposal, as applicable.

(w)            “Voting Completion Date” means the date on which voting by the Company’s stockholders on the Preferred Stock Increase Proposal and the Reverse Stock Split Proposal has concluded and the polls on the Preferred Stock Increase Proposal and the Reverse Stock Split Proposal have closed.

3.            Dividends. No Holder of shares of Special Voting Preferred Stock shall be entitled to receive dividends of any kind with respect to shares of Special Voting Preferred Stock.

4.            Voting. Except as otherwise provided herein or as otherwise required by law, the shares of Special Voting Preferred Stock shall have no voting rights. Notwithstanding the foregoing, the holders of shares of Special Voting Preferred Stock shall be entitled to vote together with the holders of the Company’s Voting Capital Stock as a single class, with each share of Special Voting Preferred Stock on the applicable record date entitled to 20,000 votes per share, on the Preferred Stock Increase Amendment and the Reverse Stock Split Amendment .

5.            Liquidation Rights.

(a)            In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of the Special Voting Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the Par Value with respect to each share of Special Voting Preferred Stock held by such Holder, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)            After the payment in full of the preferential amounts provided for in this Section 5, no Holder of Special Voting Preferred Stock shall have any right or claim to any of the remaining assets of the Company.

(c)            In the event the assets of the Company available for distribution to Holders of Special Voting Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Special Voting Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which such holders of Special Voting Preferred Stock and any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

6.            Redemption.

(a)            The Special Voting Preferred Stock shall be redeemed by the Company, in whole but not in part, automatically without any action by any Person on the first (1st) Business Day after the Voting Completion Date (the “Redemption Date”). In the event on the Redemption Date, the Company does not have funds legally available for such redemption, the Redemption Date shall be the first date on which such funds are legally available. Each outstanding share of the Special Voting Preferred Stock will be so redeemed for a cash payment in an amount equal to the Par Value and shall be effected on the books of the Company. Following the redemption by the Company of the Special Voting Preferred Stock on the Redemption Date, no Holder shall have further right, title or interest in or to the Special Voting Preferred Stock, whether under the terms hereof or under the Second Amended and Restated Certificate of Incorporation. Notice of the Annual Meeting delivered to stockholders shall constitute notice of a redemption of shares of Special Voting Preferred Stock. In connection with the filing of this Certificate of Designations, the Company has set apart funds for payment for the redemption of all shares of Special Voting Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the Stated Value for the redemption of all such shares.

7.            Transfer; Form.

Shares of Special Voting Preferred Stock will be uncertificated and represented in book-entry form. No shares of Special Voting Preferred Stock may be transferred, assigned or otherwise disposed of, directly or indirectly, by a Holder except as required by law or in accordance with the terms of the Voting Agreement. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

8.            Other Provisions.

(a)            The shares of Special Voting Preferred Stock shall be issuable only in whole shares.

(b)            If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Special Voting Preferred Stock, the Company or an applicable withholding agent may withhold such tax on cash dividends, shares of Special Voting Preferred Stock, Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns.

(c)            All notice periods referred to herein shall commence on the date of the mailing of the applicable notice that initiates such notice period. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(d)            Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e)            Holders of Special Voting Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 19th day of May, 2022.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary